Exhibit 99.1

WAUSAU PAPER ANNOUNCES SECOND-QUARTER RESULTS

MOSINEE, WI – July 30, 2012 – Wausau Paper (NYSE:WPP) today reported that:

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Second-quarter net loss per share, including discontinued operations, was $0.03 per share compared to year-ago net earnings of $0.07 per share.

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Second-quarter earnings from continuing operations were $0.04 per share compared to earnings from continuing operations of $0.10 per share the year before.

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Excluding special items, second-quarter adjusted earnings from continuing operations were $0.09 per share, reflecting strong performance by the Tissue segment, compared to $0.11 per share last year.

During the first and second quarters of 2012, the Company substantially completed the sale of its premium Print & Color brands, inventory and select equipment, and the permanent closure of its Brokaw, Wisconsin, manufacturing site.  The Company began reporting the operations of the Brokaw manufacturing facility and related closure activities as a discontinued operation as of March 31, 2012, in the condensed consolidated balance sheet.  Additionally, the discontinued operation is separately presented from continuing operations for all periods presented in the condensed consolidated statements of operations.  All results discussed below exclude the discontinued operation unless otherwise indicated.

The Company reported net earnings for the second quarter of $2.1 million, or $0.04 per share, compared with net earnings of $4.8 million, or $0.10 per share, in the prior year.  Net sales declined one percent to $212.9 million, as shipments were flat at 132,000 tons.

Second-quarter results included after-tax capital-related expenses of $0.9 million, or $0.02 per share, associated with the Tissue segment expansion project in Harrodsburg, Kentucky, and after-tax expenses of $1.4 million, or $0.03 per share, related to settlement charges associated with a defined benefit pension plan.  Prior-year results included after-tax capital-related expenses of $0.7 million, or $0.01 per share, associated with a paper machine rebuild at Brainerd, Minnesota, and the Tissue segment expansion.  Excluding these items, adjusted earnings per share from continuing operations were $0.09 per share in the second-quarter of 2012 compared to $0.11 per share in the same period of 2011.  Adjusted net earnings from continuing operations for the first six months of 2012 were $9.3 million, or $0.19 per share, compared with prior-year adjusted net earnings of $7.6 million, or $0.15 per share.  Although these comparisons are non-GAAP measures, the Company believes that the presentation of adjusted net earnings from continuing operations provides a useful analysis of ongoing operating trends.  Adjusted earnings for the three- and six-month periods are reconciled to GAAP earnings below.

	3 Months Ended		6 Months Ended
	June 30		June 30
	2012	2011	2012	2011

GAAP Net Earnings Per Share from Continuing Operations	$0.04	$0.10	$0.07	$0.09
Capital Related Expenses(1)	$0.02	$0.01	$0.04	$0.06
Charge for Contract at Former Manufacturing Facility(2)	–	–	$0.04	–
Pension Plan Settlement Charges	$0.03	–	$0.03	–

Adjusted Net Earnings Per Share	$0.09	$0.11	$0.19	$0.15

Note:  Totals may not foot due to rounding differences.

(1) Expenses associated with the rebuild of a paper machine at Brainerd, Minnesota, in 2011, and the Tissue expansion project at Harrodsburg, Kentucky, in 2011 and 2012.

(2) Charge associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

Including discontinued operations, net of tax, second-quarter net losses were $1.3 million, or $0.03 per share, compared to net earnings of $3.2 million, or $0.07 per share, for the same period last year.  Current-quarter results included earnings from continuing operations before income taxes offset by income tax expense and a net loss from discontinued operations of $3.4 million, or $0.07 per share.  Prior-year results included earnings from continuing operations before income taxes, offset by income tax expense, and a net loss from discontinued operations of $1.6 million, or $0.03 per share.

For the six months ended June 30, 2012, including discontinued operations, net of tax, net earnings were $8.4 million, or $0.17 per share, compared to net earnings of $1.8 million, or $0.04 per share, for the same period last year.  Net earnings included earnings from continuing operations before income taxes offset by income tax expense and net earnings from discontinued operations of $4.8 million, or $0.10 per share.  Net earnings in the prior year included earnings from continuing operations before income taxes, offset by income tax expense, and a net loss from discontinued operations of $2.8 million, or $0.06 per share.

Commenting on first-half performance and second-quarter results, Henry C. Newell, president and CEO said, “The first half has been a period of high intensity for both of our businesses as we execute against our strategic initiatives to grow both tissue and paper; execute our tissue expansion and complete the exit of our print franchise.

“Through the second quarter we have demonstrated tissue case growth of over 3 percent at approximately 13 percent operating margins; demonstrated growth in our technical markets of approximately 8 percent; significantly exceeded cash expectations for the exit of Print; and our tissue expansion is on schedule and budget.

“We will see increasing intensity as we move through the second half; we expect to continue our growth momentum in both tissue and technical markets and the startup of the new paper machine will dominate our priorities.  We are cautious in our guidance for the second half due primarily to a challenging economic environment and expect full year adjusted net earnings to be in the $0.39 - $0.41 per share range versus prior-year adjusted net earnings of $0.33 per share.”

TISSUE SEGMENT

The Tissue segment’s second-quarter operating profit of $9.1 million included pre-tax expense of $1.5 million related to the expansion activity and compared with prior-year operating profit of $8.7 million, including $0.4 million in expansion-related pre-tax expense.  Net sales and tons shipped increased 3 percent and 1 percent, respectively, due to mid-2011 pricing actions and growth in total cases shipped of 2 percent.

The Company’s $220 million Tissue expansion project in Harrodsburg remains on schedule and on budget for the fourth-quarter start-up of the new tissue and towel machine.

PAPER SEGMENT

The Paper segment reported a second-quarter operating profit of $2.0 million. Including pre-tax capital related expense of $0.7 million in the prior year, Paper achieved an operating profit of $4.9 million for the same period in 2011.

During the first quarter, we completed the sale of this segment’s premium Print & Color brands, inventory and select equipment, and ceased papermaking operations at the former primary Print & Color manufacturing site.  In the second quarter, we ceased converting operations at the site and continued to execute closure-related activities.  Discontinued operations for the second quarter included, net-of-tax, a loss of $3.4 million, or $0.07 per share from operations.  On the same basis, discontinued operations for the prior year had a loss, net of tax, of $1.6 million, or $0.03 per share.

FINANCING ACTIVITIES

On April 9, 2012, the Company issued $50 million of Senior Notes with a maturity date of June 30, 2016, and an interest rate of 4 percent per annum.  Proceeds were used, in part, to extinguish $19 million of Industrial Revenue Bonds on June 1, 2012.

CONFERENCE CALL

Wausau Paper’s second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, July 31, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through August 7.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit:  www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2011. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report – Quarter Ended June 30, 2012

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (unaudited)	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net sales	$ 212,872	$ 215,870	$ 429,054	$ 407,567
Cost of sales	187,191	189,628	376,873	360,592
Gross profit	25,681	26,242	52,181	46,975
Selling & administrative expenses	21,468	16,104	44,652	35,348
Operating profit	4,213	10,138	7,529	11,627
Interest expense	(874)	(2,036)	(1,740)	(3,817)
Loss on early extinguishment of debt	–	(666)	–	(666)
Other expense, net	(6)	(4)	(10)	(10)
Earnings from continuing operations before income taxes	3,333	7,432	5,779	7,134
Provision for income taxes	1,232	2,601	2,138	2,497
Earnings from continuing operations	2,101	4,831	3,641	4,637
(Loss) earnings from discontinued operations, net of taxes	(3,416)	(1,601)	4,802	(2,798)
Net (loss) earnings	$ (1,315)	$ 3,230	$ 8,443	$ 1,839

Net earnings (loss) per share (basic and diluted)
Continuing operations	$ 0.04	$ 0.10	$ 0.07	$ 0.09
Discontinued operations	(0.07)	(0.03)	0.10	(0.06)
Net (loss) earnings per share*	$ (0.03)	$ 0.07	$ 0.17	$ 0.04

Weighted average shares outstanding – basic	49,309	49,164	49,302	49,147
Weighted average shares outstanding – diluted	49,309	49,398	49,524	49,366

*Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Note 1)	June 30,	December 31,
	2012	2011
Current assets	$ 190,586	$ 226,334
Property, plant, and equipment, net	411,609	369,836
Other assets	79,249	82,660
Assets of discontinued operations**	15,792	–
Total Assets	$ 697,236	$ 678,830

Current liabilities	$ 134,864	$ 155,295
Long-term debt	150,000	127,650
Other liabilities	204,661	199,641
Liabilities of discontinued operations**	2,972	–
Stockholders’ equity	204,739	196,244
Total Liabilities and Stockholders’ Equity	$ 697,236	$ 678,830

** The assets and liabilities of the discontinued operation were not retroactively reclassified in the December 31, 2011, Condensed Consolidated Balance Sheet.

Condensed Consolidated Statements	Six Months
of Cash Flows (unaudited) ***	Ended June 30,
	2012	2011
Cash flows from operating activities:
Net earnings	$ 8,443	$ 1,839
Provision for depreciation, depletion, and amortization	22,841	28,403
Gain on sale of business	(12,198)	–
Loss (gain) on sale and disposal of assets	403	(41)
Impairment of long-lived assets	2,075	–
Loss on early extinguishment of debt	–	666
Other non-cash items	(3,366)	(928)
Changes in operating assets and liabilities:
Receivables	848	(10,826)
Inventories	32,396	(725)
Other	(11,312)	(74)
Net cash provided by operating activities	40,130	18,314

Cash flows from investing activities:
Capital expenditures	(73,836)	(29,407)
Grants received for capital expenditures	236	434
Proceeds from sale of business	20,500	–
Proceeds from sale of assets	2	417
Net cash used in investing activities	(53,098)	(28,556)

Cash flows from financing activities:
Net payments of commercial paper	(8,650)	(1,460)
Borrowings under credit agreement	3,000	33,000
Payments under credit agreement	(3,000)	(33,000)
Issuances of notes payable	50,000	50,000
Payments under notes payable obligations	–	(35,000)
Payments under industrial development bond agreement	(19,000)	–
Payment of premium on early extinguishment of debt	–	(708)
Dividends paid	(2,958)	(2,955)
Net cash provided by financing activities	19,392	9,877

Net increase (decrease) in cash & cash equivalents	$ 6,424	$ (365)

***The Condensed Consolidated Statements of Cash Flows include discontinued operations in both periods presented.

Note 1.  Balance sheet amounts at June 30, 2012, are unaudited.  The December 31, 2011, amounts are derived from audited financial statements.

Note 2.  In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper, Inc. closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.  We have determined that the assets of the Brokaw mill, which are included as part of our Paper segment, meet the criteria for held for sale classification, and under the criteria established in Accounting Standards Codification (“ASC”) Subtopic 205-20, “Discontinued Operations”, are reported as discontinued operations.  We expect to complete the disposal of the Brokaw mill assets within the next nine months.

During the second quarter of 2012, we continued to execute restructuring activities related to the closure of the Brokaw mill, and have recognized pre-tax charges of approximately $2.9 million during the three months ended June 30, 2012.  Exclusive of the gain recorded for the sale transaction, during the six months ended June 30, 2012, we have recognized pre-tax charges of approximately $6.3 million.  The pre-tax charges in both the three and six months ended June 30, 2012, consist primarily of severance and benefit continuation costs, contract termination costs, an adjustment of spare parts and other inventory to net realizable value, and other associated closure costs.  Additional pre-tax closure charges of approximately $0.6 million are expected to be incurred during the remainder of 2012.

Note 3.  In the second quarter of 2012, we incurred a pre-tax charge of $2.2 million related to settlement charges associated with a defined benefit pension plan.  The pre-tax charge is included in selling and administrative expenses in the three and six months ended June 30, 2012.

Note 4.  During the second quarter of 2011, we settled our obligations related to the $35.0 million unsecured private placement notes scheduled to expire in August 2011.  The settlement of these obligations resulted in a loss on early extinguishment of debt of $0.7 million in the three months ended June 30, 2011, which reflects the premiums paid to retire the unsecured private placement notes, net of unamortized premiums and issuance costs.

Note 5.  Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produces specialty papers within three core markets - Food, Industrial & Tape, and Coated & Liner.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander and Mosinee, Wisconsin.  In 2011 and into 2012, the Paper segment produced fine printing and writing papers at a manufacturing facility in Brokaw, Wisconsin.  Papermaking operations at the Brokaw facility permanently ceased on February 10, 2012.  We have reported the Brokaw facility as a discontinued operation.  See Note 2 for additional information.

Following is sales, operating profit (loss), and other significant items by segment.  The sales, operating profit (loss), and other significant items exclude discontinued operations in all periods presented.

	Three Months		Six Months
(in thousands, except ton data)	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net sales external customers (unaudited)
Tissue	$ 88,383	$ 86,029	$ 170,069	$ 162,920
Paper	124,489	129,841	258,985	244,647
	$ 212,872	$ 215,870	$ 429,054	$ 407,567

Operating profit (loss) (unaudited)
Tissue	$ 9,083	$ 8,657	$ 18,260	$ 14,968
Paper	2,024	4,902	2,313	5,467
Corporate & Eliminations	(6,894)	(3,421)	(13,044)	(8,808)
	$ 4,213	$ 10,138	$ 7,529	$ 11,627

Depreciation, depletion, and amortization (unaudited)
Tissue	$ 6,580	$ 7,695	$ 13,156	$ 15,350
Paper	4,142	4,311	8,273	8,554
Corporate & Unallocated	705	603	1,330	1,206
	$ 11,427	$ 12,609	$ 22,759	$ 25,110

Tons sold (unaudited)
Tissue	45,285	45,027	87,483	85,271
Paper	86,228	86,635	180,358	163,576
	131,513	131,662	267,841	248,847